PRESS RELEASE

FOR IMMEDIATE RELEASE: Titanium Metals Corporation Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697 (972) 233-1700	CONTACT: John A. St. Wrba Vice President and Treasurer (972) 233-1700

TIMET DECLARES DIVIDEND ON 6-3/4% SERIES A PREFERRED STOCK

DALLAS, TEXAS . . . November 1, 2007 . . . Titanium Metals Corporation (“TIMET”) (NYSE:  TIE) announced today that its board of directors has declared a quarterly dividend of $0.84375 per share on its 6-3/4% Series A Preferred Stock, payable on December 17, 2007 to stockholders of record as of the close of business on December 3, 2007.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

• • • • •